EXHIBIT 99.1

Press Release dated August 4, 2016, announcing the acquisition of the Intellectual Property and its intended use.

Airborne Wireless Network Completes Asset Acquisition

SIMI VALLEY, CA / ACCESSWIRE / August 4, 2016 / The company is pleased to announce that it has completed its acquisition of Patent Number US 6,285,878 B1 and the Trademark "INFINITUS SUPER HIGHWAY". These acquired assets serve as a blueprint and road map for the company to develop its "Airborne Wireless Network". The company intends to create a high-speed broadband airborne wireless network by linking commercial aircraft in flight. Each aircraft participating in the network will act as an airborne repeater or router sending and receiving broadband signals from one aircraft to the next creating a digital superhighway in the sky. The company intends is to be a high-speed broadband internet pipeline to improve coverage connectivity currently lacking.

The company does not intend to provide retail customer coverage to end users, but, instead, will act as a wholesale carrier with target customers, such as internet service providers and telephone companies. Currently, the world's connectivity is achieved by use of undersea cables, ground based fiber and satellites. We believe that Airborne Wireless Network's airborne digital highway is the logical solution to fill the world's connectivity void. Once the network is developed and fully implemented, its uses are limitless. Airborne Wireless Network, once developed, should provide low cost, high speed connectivity to rural areas, island nations, ships at sea, oil platforms, in addition to connectivity to commercial and private aircraft in flight.

FORWARD LOOKING STATEMENTS:

This release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward looking statements. Risks and uncertainties include, but are not limited to, availability of capital, general industry conditions and competition; general economic factors; the impact of industry regulation; technological advances; new products and patents attained by competitors; challenges in new product development; manufacturing difficulties or delays; dependence on the effectiveness of the company's patents; and the exposure to litigation, including patent litigation, and/or regulatory actions.

For Further information:

Airborne Wireless Network
Phone:805-583-4302
Email: info@airbornewirelessnetwork.com
www.airbornewirelessnetwork.com

SOURCE: Airborne Wireless Network